Exhibit 99.1
NCI Building Systems Announces Put Option Notification for
2.125% Convertible Senior Subordinated Notes Due 2024
HOUSTON, Nov. 9 /PRNewswire-FirstCall/ — NCI Building Systems, Inc. (NYSE: NCS) today announced that it is notifying holders of the $58,750 outstanding principal amount of its 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) that they have an option, pursuant to the terms of the Notes, to require the Company to purchase all or a portion of such holders’ Notes (the “Put Option”) at a price equal to 100% of the principal amount of the Notes, together with the interest and the additional amounts, if any, accrued and unpaid thereon to, but not including, December 8, 2009. The amount of accrued and unpaid interest to, but not including, December 8, 2009 on each $1,000 in principal amount of the Notes is $1.2986. There are no additional amounts accrued and unpaid to, but not including, December 8, 2009. Under the terms of the Notes, the Company will pay for the Notes with cash on hand. The Put Option was triggered under the terms of the Notes by the previously announced completion of the $250 million equity investment in the Company by funds managed by Clayton, Dubilier & Rice, Inc.
As required by rules of the Securities and Exchange Commission, the Company will file a Tender Offer Statement on Schedule TO later today. In addition, the Company’s notice to holders (a copy of which will be attached as an exhibit to such Schedule TO) with respect to the Put Option specifying the terms, conditions and procedures for exercising the Put Option will be available through The Depository Trust Company and the paying agent, which is The Bank of New York Mellon Trust Company, N.A. None of the Company, its board of directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Put Option.
Noteholders’ opportunity to exercise the Put Option will commence on November 9, 2009, and will terminate at 11:59 p.m., New York City time, on December 8, 2009. Holders may withdraw any previously delivered purchase notice pursuant to the terms of the Put Option at any time prior to 11:59 p.m., New York City time, on December 8, 2009.
The address of The Bank of New York Mellon Trust Company, N.A. is 601 Travis Street, 16th Floor, Houston, TX, 77002, Attention: Kash Asghar.
NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.
This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Notes.
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Current NCI Building Systems news releases can be accessed via the Internet.
The address is http://www.ncilp.com
CONTACT: Investors, Lynn Morgen or Betsy Brod, both of MBS Value Partners, +1-212-750-5800; or Media, Terry Rooney of Rooney & Associates Communications, +1-212-223-0689, all for NCI Building Systems